EQUIPMENT PURCHASE

AND

SALES CONTRACT

BETWEEN

PLASMAFICATION TECHNOLOGIES HOLDINGS, LLC

AND

U. S. PRECIOUS METALS, INC.

_____________________________________

DATED AS OF January 30, 2014

_____________________________________

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TABLE OF CONTENTS

GENERAL TERMS AND CONDITIONS

Article PAGE

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EQUIPMENT PURCHASE

AND

SALES CONTRACT

This Equipment Purchase and Sales Contract ("Contract") is made as of this the 27th day of January 2014 between (i) Plasmafication Technologies Holdings, LLC (together with its permitted successors and assigns), "PTH” “Seller” a limited liability company organized and existing under the laws of the State Florida, and having its principal office at 75850 Baseline Road, Twentynine Palms, CA 92277, and (ii) U. S. Precious Metals, (together with its permitted successors and assigns, “Purchaser”), a Delaware company duly incorporated and existing under the laws of Delaware, and having its principal office at 176 Route 9 North, Suite 306, Marlboro, NJ 07728.

WHEREAS, pursuant to the Restructuring Agreement, Purchaser desires to buy from PTH and PTH desires to construct and sell to Purchaser a 10 ton per day Plasma Arc Plasmafication™ Elemental Recycling System, to be known as the Plasma Arc Elemental Recycler (hereinafter, and as more fully defined herein, the "System") under the terms and conditions herein; and

WHEREAS, PTH is in the business of designing, manufacturing, installing, and operating plasma arc and other facilities designed to process various precious and other metals, waste streams and feed stocks through Plasmafication™ and other technologies to create reusable by-products, including but not limited to hydrogen gas, hydrogen rich fuel (i.e. syngas, bio-diesel, ethanol, diesel, gasoline, liquefied petroleum gas) carbon black, electricity, steam, vitrified glass, and precious and non-precious metals through the process of elemental recycling; and

WHEREAS, Purchaser seeks to purchase and own the System and wishes to engage PTH to perform the Work; and

WHEREAS, PTH is willing to perform the Work and Upgrade Work on an actual third party cost basis, and pay for 1/3rd of such costs, in accordance with and subject to the terms hereof.

NOW THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1

PROVISION OF SYSTEM

In consideration of the Contract Price and the Upgrade Prices, PTH agrees to undertake the Work and the Upgrade Work and to provide the Purchaser with the System meeting the System Performance Requirements.

ARTICLE 2

DOCUMENTS FORMING THE ENTIRE CONTRACT

This Contract consists of these commercial Terms & Conditions, together with Draw Schedule and Operating and Maintenance Agreement, both of which will be negotiated and executed at a later date.

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ARTICLE 3

DEFINITIONS

Definitions are as described in the specific Articles. Except as otherwise defined the following definitions shall apply throughout the Contract:

ACCEPTANCE TESTING means (i) that a Licensed Engineer will be assigned with respect to the Project, and perform all performance tests to insure the system and all component parts work to the agreed specification (with 15 days prior notice to the Licensed Engineer) and designed to verify that such Segment or the System meets the applicable Performance Requirements;

ACCESS RIGHTS means all ownership, easement, wayleaves and/or other property rights, from both private and governmental entities, necessary for the Purchaser to access, use, own, operate and maintain the System.

ACTUAL KNOWLEDGE means the actual knowledge of any executives with management responsibility for the Contract.

ASSIGNMENT has the meaning set forth in Article 37(A).

ESCROW AGENT means Altieri & Associates, in its capacity as escrow agent under the Payment Escrow Agreement, and its successors in such capacity.

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BANKRUPTCY EVENT means an event specified in Article 13(A)(3) or 13(A)(4) with Seller as the "other Party".

BASE SYSTEM means the Plasma Based Thermal Processing System.

BILLING MILESTONES means the billing milestones set forth in Appendix 1 as shown on the Draw Schedule.

BILLING SCHEDULE means a date allocated designation of disbursement attached hereto as Appendix 1 and labeled Draw Schedule.

CERTIFICATE OF COMMERCIAL ACCEPTANCE means a certificate issued by Purchaser in accordance with Article 9(D) to Seller certifying that a Segment, the System or a System Upgrade is Ready for Commercial Acceptance.

CERTIFICATE OF FINAL ACCEPTANCE means a certificate issued by Purchaser in accordance with Article 9(E) to Seller certifying that the System or a System Upgrade is Ready for Final Acceptance.

CERTIFICATE OF PROVISIONAL ACCEPTANCE means a certificate issued by Purchaser in accordance with Article 9(C) to Seller certifying that a Segment, the System or a System Upgrade is Ready for Provisional Acceptance.

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CIF means cost, insurance and freight, as defined in Incoterms™ 2010.

CONFIDENTIAL INFORMATION has the meaning set forth in Article 36(B).

CONSENT means a Consent and Agreement to be entered into among Seller, Purchaser and the financing parties described in Article 37(C), with such changes therein as made pursuant to Article 37(C) hereto.

CONTRACT means this agreement, specifically consisting of the documents described in Article 2 ??, and shall be deemed to include any amendments thereto or Contract Variations pursuant to Article 6 (Contract Variations).

CONTRACT PRICE means the Initial Contract Price, plus any variations pursuant to Article 6 (Contract Variations), Taxes as set forth in Article 4(B) and other adjustments to the Contract Price provided for in this Contract.

CONTRACT TAXES has the meaning set forth in Article 4(B)(1).

CONTRACT VARIATION has the meaning set forth in Article 6(A).

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DATE OF COMMERCIAL ACCEPTANCE, PROVISIONAL ACCEPTANCE OR FINAL ACCEPTANCE means the date that Purchaser receives a Commissioning Report as the case may be, demonstrating that the System is Ready for Commercial Acceptance, Ready for Provisional Acceptance or Ready for Final Acceptance in accordance with Article 9 (Acceptance).

DEFAULT means an Event of Default or any event, condition or occurrence, which with the giving of notice or passage of time or both would be an Event of Default.

DELIVERABLE TECHNICAL MATERIAL has the meaning set forth in Article 18(B).

DISPUTE ACCOUNT means the Dispute Account to be created under the Payment Escrow Agreement.

DRAW SCHEDULE means the draw and scheduling schedule attached hereto in Appendix 1.

EVENT OF DEFAULT has the meaning set forth in Article 13(A).

EXCLUDED TAX means:

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(i) any franchise, excess profits, net worth, capital or capital gains Tax, as well as any Tax on doing business or imposed on net or gross income or receipts (including minimum and alternative minimum Taxes measured by any items of Tax preference), but in each case excluding Taxes that are or are in the nature of sales, use, excise, license, stamp, rental, ad valorem, value added or property Taxes (other than property taxes on property owned by the Seller and not intended to be incorporated into the System);

(ii) any Taxes imposed by a jurisdiction other than one in which (a) the Seller is or is treated as engaged in activities contemplated by or in fulfillment of the Contract or (b) the Purchaser or its affiliates has a nexus to such jurisdiction and the Tax imposed is attributable to that nexus;

(iii) Taxes imposed on the Seller as a result of Seller's gross negligence or willful misconduct; and

(iv) any import duty, other import related charges, or property tax imposed by the United States or any political subdivision thereof or Taxing authority therein in respect of Supplies brought into the United States for testing, modification or other similar purposes prior to being installed or used outside the United States.

FORCE MAJEURE has the meaning set forth in Article 17(A).

INCOTERMS means the International Chamber of Commerce, Guide to Incoterms™ (2010).

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LICENSED ENGINEER means Dennis Kalnas or in addition a similarly qualified successor selected by USPR in the capacity as the engineer to the financing sources specified in Article 37(C) who has agreed to be bound by the confidentiality provisions of this Contract and who is not affiliated with a competitor of Seller.

INFORMATION has the meaning set forth in Article 20(A).

INITIAL CONTRACT PRICE has the meaning set forth in Article 4(A)(1).

INTELLECTUAL PROPERTY has the meaning set forth in Article 18(A).

LICENSING AGREEMENT means the Licensing Agreement executed by and between Seller and Purchaser of even date herewith which grants Purchaser certain licensing rights to the Intellectual Property, all as stated therein.

LAWS means any laws, ordinances, regulations, rules, orders, proclamations, requirements of governmental authorities or treaties.

MANUFACTURING MATERIALS has the meaning set forth in Article 13(B).

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NOTICE OF TERMINATION has the meaning set forth in Article 14(A).

PARTY(IES) means either of the Purchaser and/or the Seller, as appropriate.

PAYMENT ESCROW AGREEMENT means that Escrow Agreement to be entered into among the Seller, Purchaser, and the Escrow Agent.

PERFORMANCE REQUIREMENTS means with respect to a Segment or the System, the applicable System Performance Requirements set forth or to be developed by mutual agreement pursuant to the System Description as discussed by the parties.

PERMITS means all Access Rights, permits, agreements, approvals, “no objections", permissions-in-principle, authorizations, consents, customs clearances, registrations, certificates, rights-of-way, certificates of occupancy, licenses, and similar authorizations necessary to complete the Work and operate and maintain the System.

PRIME SELLER has the meaning set forth in Article 42 hereof.

PURCHASER means US Precious Metals and shall include its permitted successors and assigns.

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READY FOR COMMERCIAL ACCEPTANCE means

(i) for the System, that

(a) the System will use a Plasma based technology to process feedstock

(b) Seller has tested the performance of the System

(c) Seller has substantially performed its obligations under Article 18 (Intellectual Property) then required to be performed by it,

(d) all Permits are obtained for the System and

READY FOR FINAL ACCEPTANCE means

(i) for the System, that

(a)

(I) the System has successfully and continuously (other than by reason of Force Majeure in which case the test period shall be extended for a time period agreed between the Parties) functioned in compliance with the System Performance Requirements during the period of ninety (90) consecutive days after the Date of Provisional Acceptance or

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(II) if the System shall have failed to meet the System Performance Requirements at any time during such period (other than by reason of Force Majeure), the Seller has corrected such failure and the System has successfully and continuously (other than by reason of Force Majeure in which case the test period shall be extended for a time period agreed between the Parties) functioned in compliance with the System Performance Requirements for such additional period of time not to exceed ninety (90) days (and not to end prior to the date 90 days after the Date of Provisional Acceptance) as reasonably determined by the Licensed Engineer as being sufficient to confirm that such failure has been corrected and that no other failures are likely to appear and

(b) all deficiencies noted in the Certificate of Provisional Acceptance have been corrected (other than minor deficiencies which will not affect the operation of the System, in respect of which an equitable adjustment to the Contract Price will be made) and

(c) Seller has complied in all material respects with Article 18 (Intellectual Property).

READY FOR PROVISIONAL ACCEPTANCE means

(i) with respect to any Segment,

(a) if the System is not, at the same time, also Ready for Provisional Acceptance, the Purchaser has consented, in its sole discretion, to accept such Segment as Ready for Provisional Acceptance,

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(b) such Segment is complete in all material respects (and in any event is Ready for Commercial Acceptance),

(c) the results of Acceptance Testing of such System demonstrate that such System has satisfied the System Performance Requirements,

(d) Seller has substantially performed its obligations under Article 18 (Intellectual Property) then required to be performed by it,

(e) all Permits are obtained for such Segment, and

(ii) with respect to the System, the System is complete in all material respects (and in any event is Ready for Commercial Acceptance)

REPRESENTATIVES has the meaning set forth in Article 36(B).

RETESTING has the meaning set forth in Article 9(B)(3).

RESTRUCURING AGREEMENT means that certain agreement dated of even date herewith by and among, PTH, USPR, Resource Technology Corp, and its shareholders.

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SELLER PERMITS means all Permits that the Seller needs to conduct its business and all Permits, which the Seller must acquire, in order to carry out its operations to perform the work.

SEGMENT means any Component of the System.

SUPPLIES means any and all materials, plant, machinery, equipment, hardware and items supplied by the Seller under this Contract.

SUSPENSION means a suspension in pursuant to Article 15(A) or 15(B).

SYSTEM has the meaning set forth in the Recitals.

SYSTEM PERFORMANCE REQUIREMENTS has the meaning set forth herein with respect to the system input/output.

SYSTEM UPGRADES or UPGRADE WORK means any improvements and/or advancements in the System or technology performed by Seller.

TAX means any tax, duty, levy, charge or custom (including, without limitation, any sales or use tax, or duty relating to the Contract items and fiscal stamps connected with Contract legalization) imposed or collected by any taxing authority or agency (domestic or foreign).

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TRANSFEREE means any entity to which purchaser assigns rights hereunder pursuant to Article 37(D) hereof.

UPGRADE BILLING SCHEDULE means the billing schedule attached hereto as Appendix 1 in the Draw Schedule.

WARRANTY PERIOD has the meaning set forth in Article 10(A).

WORK means all activities and services (other than the activities and services specified in this Contract to be provided by Purchaser) necessary to be performed or provided in developing, planning, designing, manufacturing, constructing, delivering, installing and testing the System, until the System is Ready for Final Acceptance, including without limitation, designating, coordinating and assisting in obtaining all Permits. Whether or not used in conjunction with the term "Supplies", the term "Work" shall always be deemed to include the provision of the relevant Supplies, unless the context requires otherwise.

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ARTICLE 4

CONTRACT PRICE

A. Contract Price

1. The Initial Contract Price for the Work, in United States Dollars (US$), is estimated to be based on actual third party costs of approximately Eighteen Million Dollars ($18,000,000.00) (the "Initial Contract Price") to be paid two thirds (2/3) by Purchaser and one third (1/3) by Seller. The Initial Contract Price does not include the cost of any contract variations as provided for in Article 6 (Contract Variations), any Taxes, and the external costs and expenses of obtaining Owner Permits, as described in Article 7, and any of the foregoing will be paid two thirds (2/3) by Purchaser and one third (1/3) by Seller. The Initial Contract Price includes all charges for CIF, all costs and expenses incurred in obtaining all Seller Permits and all internal costs of obtaining Owner Permits and all costs and expenses incurred with respect to preparation of the System.

2. The preliminary terms of the Draw Schedule are set froth on Appendix I, however a more specific schedule identifying Work milestones, and payments of the Initial Contract Price, among other terms will be completed by the parties at a later date.

3. The Initial Contract Price will cover the costs and expenses of the Payment Escrow Agent.

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4. The Seller will not arrange for any Permit which requires payments to be made by the Purchaser or made after the System is Ready for Provisional Acceptance, without the prior written consent of the Purchaser.

B. Taxes, Levies and Duties

1. The Initial Contract Price and any System Upgrade, as stated in Article 4(A) above, excludes any Tax. The Initial Contract Price shall without duplication be adjusted for any Tax imposed on or in connection with this Contract (including, without limitation, the execution and delivery of this Contract, the Work, and the Supplies, but excluding any Excluded Taxes) (any such Taxes, other than Excluded Taxes, are hereinafter referred to as "Contract Taxes"). Seller has provided a good faith estimate of the Contract Taxes payable by the Purchaser; it being understood by the parties that the Seller shall have no liability under this Contract or otherwise to the Purchaser for any errors or omissions in such estimate or any losses arising therefrom. The Seller shall be responsible for any Excluded Tax that might be incurred by the Seller as well as any Tax described in clause (iv) of the definition of Excluded Tax. Purchaser is responsible for sales tax as it relates to the purchase of the System based on the contract price.

2. The Purchaser will be ultimately responsible for the payment of two thirds (2/3) of all Contract Taxes. In the case of any Contract Taxes attributable to Purchaser and paid by the Seller, the Seller shall submit payment on the Purchaser's behalf and Seller will be reimbursed by the Purchaser in accordance with Article 5 (Terms of Payment by Purchaser).

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3. The Seller agrees to use reasonable efforts to cooperate with and assist Purchaser in its efforts (i) to have Supplies which are the subject of this Contract made exempt from Contract Taxes, whether in the manufacture of the Supplies or related to the importation or location or installation of the Supplies, (ii) to request revisions, drawbacks, remissions, reclassifications or the like to the jurisdictions identified by the Purchaser; or (iii) to reduce or eliminate Contract Taxes (including the provision of applicable certifications and forms) and to obtain any available refunds of Contract Taxes, provided that the Seller shall not be required to act other than in accordance with the relevant Laws then in force. The Purchaser shall reimburse the Seller, in accordance with Article 5, for any reasonable costs (including the reasonable fees and expenses of legal counsel, accountants and other advisors) incurred by the Seller under this Article 4(B)(3) provided that Purchaser was notified and has consented to the incurrence of such costs, fees and expenses. Seller shall not be required to cooperate with and assist Purchaser in its efforts under this Article 4(B)(3) or to take any action hereunder which in the Seller's good faith judgment would incur any costs or if in Seller's good faith judgment it would be advisable to obtain the advice of counsel, accountants or other advisors prior to cooperating with or assisting purchaser or taking any action, unless in each case, Purchaser has agreed to reimburse Seller under the foregoing provision.

4. With respect to the System, the Seller shall provide evidence of having made all payments for Taxes included in the Contract Price or described in clause (iv) of the definition of Excluded Taxes, shall be provided within sixty (60) days of the date of each such payment.

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5. As part of Work, the Seller and Buyer shall obtain at shared expense (50/50), on Purchaser's behalf, any import license or other official authorization and carry out all customs formalities necessary for the importation or exportation of goods in connection with such Work. The Purchaser agrees to be the Importer or Exporter of Record or designate an Importer or Exporter of Record/Consignee on its behalf. Purchaser must provide a Letter of Authorization from any third party designate stating it agrees to be the Importer or Exporter of Record on Purchaser's behalf and identify the name and address of the designated Importer or Exporter of Record.

C. Withholding Tax

1. If withholding for any Tax is required in respect of any payment to the Seller, the Purchaser shall (i) withhold the appropriate amount from such payment, (ii) pay such amount to the relevant authorities in accordance with the applicable Laws and (iii) in the case of any such withholding in respect of a Contract Tax and subject to the Seller's satisfying the obligations set forth in the last sentence of this Article 4(C)(1), pay the Seller an additional amount such that the net amount received by the Seller is the amount the Seller would have received in the absence of such withholding. In such a case, the Purchaser shall provide to the Seller, as soon as reasonably practicable, a certified copy of an official tax receipt for any Tax which is retained from any payment due to the Seller or for any Tax which is paid on behalf of the Seller. All such receipts shall be in the name of the Seller. The Seller agrees to complete accurately and timely provide to the Purchaser or, if required, to the applicable Taxing authority, such forms, certifications or other documents as may be requested in timely manner by Purchaser, in order to allow it to make payments to the Seller without any deduction or withholding on account of withholding Taxes (or at a reduced rate thereof) or to receive a refund of any amounts deducted or withheld on account of withholding Taxes.

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2. If the Seller shall become aware that it is entitled to receive a refund or credit from a relevant taxing or governmental authority in respect of a Contract Tax as to which the Purchaser has paid an additional amount pursuant to Article 4(C)(1) above, the Seller shall promptly notify the Purchaser of the availability of such refund or credit and shall, within 30 days after receipt of a request by the Purchaser (whether as a result of notification that it has made to the Purchaser or otherwise), make a claim to such taxing or governmental authority for such refund or credit at the Purchaser's expense. If the Seller receives a refund or credit in respect of a Contract Tax as to which the Purchaser has paid an additional amount pursuant to Article 4(C)(1) above, or if, as a result of the Purchaser's payment of such additional amounts, the Seller or any other member of an affiliated group, as defined in section 1504(a) of the Code, of which the Seller is a member, receives a credit against Taxes imposed on its income or franchise taxes imposed on it by the country under the laws of which it is organized or any political subdivision thereof, the Seller shall promptly notify the Purchaser of such refund or credit and shall within 30 days from the date of receipt of such refund or benefit of such credit pay over the amount of such refund or benefit of such credit including any interest paid or credited by the relevant taxing or governmental authority with respect to such refund or credit) to the Purchaser (but only to the extent of the additional payments made by the Purchaser under Article 4(C)(1) above with respect to the Contract Tax giving rise to such refund or credit), net of all out-of-pocket expenses of the Seller; provided, however, that the Purchaser, upon the request of the Seller agrees to repay the amount paid over to the Purchaser (plus penalties, interest or other charges due to the appropriate authorities in connection therewith) to the Seller in the event the Seller is required to repay such refund or credit to such relevant authority.

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ARTICLE 5

TERMS OF PAYMENT BY PURCHASER

A. General Conditions of Payment

1. All payments shall be made and all invoices shall be rendered in US Dollars (USD). The Purchaser shall be responsible for and shall pay all costs and fees for payment, as well as the banking and wiring costs. All banking documents and correspondence must be in English.

B. Invoice Procedures

1. All invoices for Work shall be submitted according to the Billing Schedule, provided, that the appropriate Billing Milestones as per Draw Schedule have been achieved.

2. Any Contract Variations shall be invoiced and paid in accordance with the terms of the Contract Variation as specified in Article 6 (Contract Variations).

3. Invoices for amounts not described in Sub-Sections 1 and 2 above, which may become payable hereunder shall be submitted after applicable costs have been incurred or such other time as may be specified in this Contract.

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C. Payment Procedures

1. The Purchaser shall pay the Seller, and the Seller shall accept payment, in accordance with this Article 5 (Terms of Payment by Purchaser) and the Draw Schedule attached hereto as Appendix 1. All payments due and owing to the Seller shall be paid to the Seller (and each invoice shall so provide) and payment to the Prime Seller shall be deemed payment to the Seller.

2. Purchaser agrees to pay an initial payment to Seller in the estimated of amount of $1,500,000.00 as stated in the Draw Schedule. The stated sum shall be released to Seller as stated in the Draw Schedule. Failure to receive this payment shall entitle Seller to immediately suspend Work hereunder.

3. Invoices given to the Purchaser (and the Licensed Engineer) on or before the last day of any month shall, subject to Article 5(C)(5) below, be due and payable on the last day of the next month or such other time as may be specified in this Contract.

4. Invoices not paid when due shall accrue late payment charges from the day, following the day, on which payment was due until the day on which it is paid. Invoices for such extended payment charges shall not be issued for an amount less than U.S. $10,000. Extended payment charges shall be computed at the rate of one percent (1%) per month.

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5. In the event that the Purchaser has an objection to any invoice or other payment obligation or any amount owing by Seller to Purchaser shall not have been paid when due, the Purchaser shall promptly notify the Seller of such objection and such amount, and the Purchaser and Seller shall make every reasonable effort to settle promptly the dispute concerning the payment(s) in question. In the event such dispute cannot be settled, the Seller, the Purchaser and Escrow Agent will execute and deliver a Payment Escrow Agreement with such changes therein as the Escrow Agent may reasonably request, and the Purchaser will have the right to withhold payment of the disputed amount(s) (or withhold from the invoice amount a sum equal to the amount purportedly owing by Seller) so long as it deposits, in full, such disputed amount(s) into the Dispute Account.

(a) Provided such disputed amount is placed into the Dispute Account in a timely manner, the Purchaser shall not be deemed to be in breach of or in default for failing to pay Seller.

(b) The Escrow Agent will distribute the disputed amount in accordance with the terms of the Escrow Instructions.

(c) In addition, the prevailing Party shall be entitled to receive from the Dispute Account an amount equal to the interest earned by the Escrow Agent on the distributed, disputed amount, which shall be distributed by the Escrow Agent under clause (b) above.

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6. The Purchaser shall make timely payments for that portion of the invoice not in dispute in accordance with Article 5(C) or such payments will be assessed extended payment charges as set forth in Article 5(C)(4). Pending resolution of the dispute, the Purchaser may not withhold payment (unless also subject to dispute) on any other invoice concerning different goods and/or services submitted by Seller.

ARTICLE 6

CONTRACT VARIATIONS

A. Subject to subparagraph C below, either Party may request, during construction of the System by written order, a contract variation ("Contract Variation") requiring additions or alterations to, deviations or deductions from the System. If the other Party consents, in its sole discretion, this change will be formalized as an amendment to this Contract by a Contract Variation; provided, that the Seller will not unreasonably withhold its consent to a Contract Variation requested by the Purchaser.

B. A Contract Variation shall not become effective unless and until the price adjustment, the terms and schedule of payment and the extension of time and all other terms have been mutually agreed upon by the Parties (and the Parties shall act reasonably and in good faith in connection with all such terms) and such Contract Variation is signed by an authorized representative of each Party. Each Contract Variation shall be incorporated as an amendment to the Contract.

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C. Seller may seek a Contract Variation only if, after the date hereof, a change of any Law (except those, and to the extent, affecting only Taxes or wages) occurs which requires a change in the Work which affects the costs (other than wages) incurred or to be incurred by the Seller or any combination of the foregoing and Purchaser shall agree to any such change in Work to an equitable adjustment to the Contract Price. As of the date hereof, neither Party has Actual Knowledge of any proposed change in any Law that would require a change in the Work.

ARTICLE 7

RESPONSIBILITIES FOR PERMITS; COMPLIANCE WITH LAWS

A. The Seller shall assist the Purchaser to obtain all Permits (except those specified in paragraph C below), to the extent that Seller's cooperation and assistance are necessary for Purchaser to expeditiously and cost-efficiently obtain such Permits. The Purchaser agrees to respond promptly to any such request from Seller and vice versa. Further, the Seller agrees that it will not impede or interfere with Purchaser's activities or Purchaser's abilities to perform its obligations. Upon notice from Seller with respect to a Permit or receipt by Purchaser of a copy of a Permit, Purchaser shall fulfill all conditions of such Permit and perform all responsibilities thereunder, except to the extent that such conditions or responsibilities are those of the Seller under the Work. Purchaser will inform Seller as to any such conditions or responsibilities that are not ordinary and routine and obtain Seller's consent thereto prior to arranging for any such Permit.

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B. The Purchaser, with assistance from Seller, shall have the responsibility for obtaining all Permits, at the Purchaser's sole cost and expense in the case of Purchaser’s Permits. In the case of Purchaser Permits, Purchaser shall reimburse Seller for all "external" costs and expenses incurred by Seller in connection with obtaining on behalf of Purchaser all Purchaser Permits, such as any application fees, fees of Licensed Engineers or consultants travel costs needed to provide environmental or other required reports and fees of independent counsel required to obtain such Permits. Such "external" costs shall not include any overhead charges or costs and expenses of employees of Seller. To the extent that Seller's engineers, lawyers or other employees have the ability to perform work in obtaining Owner Permits, Seller shall not charge for use of independent parties to perform such work. The Initial Contract Price includes a fee for Seller to generally manage obtaining Owner Permits, including to identify Permits, prepare and file for them, and follow-up on obtaining them, and such activities shall not be billed to Purchaser; this provision shall apply to Seller as to its country of incorporation; foreign services are not contemplated in this provision. The Seller will cause all Owner Permits not issued in the name of Purchaser to be assignable to Purchaser, and to be assigned to Purchaser at the time title to the System is transferred to Purchaser pursuant to this Contract. Seller will cause all Purchaser Permits to provide that any payments thereunder are the obligation of Purchaser and not of Seller.

C. Any delay in obtaining or failure to obtain any Purchaser Permit shall constitute a Force Majeure and be treated as described in Article 17 (Force Majeure), except to the extent such delay is a result of Seller's willful misconduct.

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D. Except with respect to variations necessitated by complying with any changes, enacted after the date hereof, in any Laws (the costs with respect to which shall be borne two thirds (2/3) by the Purchaser), the Seller and Purchaser shall be equally responsible for the payment of any and all costs incurred as a result of the need to vary design, drawings, plans or procedures to comply with any of the circumstances set forth in this Article. The Seller shall, before making any variations from the designs, drawings, plans or procedures that may be necessitated by so complying with any Laws and that would represent a material change to the overall design of the System, give to the Purchaser written notice, specifying the variations proposed to be made, and the reasons for making them. As of the date hereof, neither Party has Actual Knowledge of any proposed changes in the Laws, which would necessitate any such variation.

E. The Seller shall (i) give all notices required by any Laws to be given to any authority and (ii) perform or permit the performance by authorized persons of any inspection required by the said Laws.

F. As part of the Initial Contract Price, the Seller shall obtain, if applicable, at its own risk and expense, any export and import license and other official authorization and carry out all customs formalities for the exportation and importation of goods and, where necessary, for their transit through another country.

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ARTICLE 8

SYSTEM LOCATION/LEASEHOLD RIGHTS

A. The System is to be constructed at suitable location on Seller’s premises located at 75780 Baseline Road, 29 Palms, California 92277 (“Premises”).

B. During the Term (as defined herein) and subject to the other terms of this subparagraph B, Seller hereby grants Purchaser a leasehold interest to use the Premises, with rights of ingress and egress, for purposes of owning, operating, repairing and maintaining the System, and selling the precious and other metals resulting from System. The term of the lease granted herein shall be equal to the term of the License Agreement (“Term”). The rent shall be $100 per year, payable annually.

ARTICLE 9

ACCEPTANCE

A. General

1. The Acceptance Testing shall be performed by the Seller upon completion of the system. The Purchaser and its designated representatives (including the Licensed Engineer) may observe, at their own expense, the Seller's tests and review the test results. Purchaser may request and conduct any additional tests, at its own expense, but any delay caused by such process shall be a Force Majeure event.

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2. Until the Date of Final Acceptance of the System, the Purchaser agrees to allow Seller access to the System. Additionally, after final acceptance, at least five members of Seller’s group shall have access to the facility for testing and tour purposes after giving reasonable notice to Purchaser the access to which will not be unreasonably withheld.

3. The Purchaser shall issue a Certificate of Commercial Acceptance in accordance with the provisions of Article 9(D)(1).

4. Once a Segment of the System or the System is Ready for Provisional Acceptance, the Purchaser shall issue a Certificate of Provisional Acceptance, provided, that it is within the Purchaser's sole discretion as to whether to accept a Segment instead of the System.

5. Once the System is Ready for Final Acceptance, the Purchaser shall issue a Certificate of Final Acceptance.

6. The Purchaser shall not unreasonably withhold or delay issuance of a Certificate of Commercial Acceptance, a Certificate of Provisional Acceptance or a Certificate of Final Acceptance.

7. The Seller agrees that the Date of Provisional Acceptance or Commercial Acceptance of the System is projected to occur within the date(s) set forth in the Draw Schedule (to be agreed by the parties), as such date may be extended under Article 6 (Contract Variations), Article 17 (Force Majeure) or otherwise under this Contract or by agreement of the Parties.

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8. The Date of Commercial Acceptance, Provisional Acceptance and Final Acceptance, as the case may be, shall be deemed to have occurred with respect to a Segment or the System if a Certificate of Commercial Acceptance, a Certificate of Provisional Acceptance or a Certificate of Final Acceptance is issued with respect thereto.

B. Notice of Acceptance or Rejection

1. Within thirty (30) days of receipt by Purchaser and Licensed Engineer that preliminary work is finished or a Report has been provided to Purchaser, the Purchaser must issue a notification to the Seller of one of the following:

(a) issue a Certificate of Provisional Acceptance in accordance with Article 9(C); or

(b) not issue a Certificate of Provisional Acceptance, but instead the issue of a Certificate of Commercial Acceptance in accordance with Article 9(D) below; or

(c) reject the System in its existing condition and provide a written explanation of reasons for rejection and not issue a Certificate of Provisional Acceptance nor a Certificate of Commercial Acceptance,.

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2. On receipt of a notice from the Purchaser pursuant to Article 9(B)(1)(c) above, the Seller shall be entitled to address any disputes and explain any discrepancies to the Purchaser regarding the results of the Acceptance Testing within sixty (60) days of such notice. Unless Purchaser, for good cause, rejects such explanation, it shall issue a new notice pursuant to Article 9(B)(1) above, which shall be deemed to have been issued on the date of the original notice.

3. In case of rejection, and if the explanation by the Seller as in Article 9(B)(2) above is not accepted, for good cause, by the Purchaser, the Seller shall carry out the necessary corrective actions and will effect a new series of Acceptance Testing ("Retesting"). After receipt by Purchaser and Independent Engineer of the new Report describing the results of Retesting, the Purchaser will be granted a new period of thirty (30) days to analyze the new Report according to the provisions of Article 9(B)(1) and any new notice of the Purchaser shall apply from the date the Purchaser receives such new Report.

C. Provisional Acceptance

1. In lieu of issuing a Certificate of Commercial Acceptance or rejecting the System, Purchaser may issue a Certificate of Provisional Acceptance which sets forth the conditions under which the System is accepted by Purchaser. The Certificate of Provisional Acceptance may have annexed to it a list of any outstanding deficiencies to be corrected by the Seller.

2. Not Applicable

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D. Commercial Acceptance

1. A Certificate of Commercial Acceptance shall be issued by Purchaser with respect to the System if the results of the Acceptance Testing demonstrate that such System does not justify the issuance of a Certificate of Provisional Acceptance, but nevertheless, such System is Ready for Commercial Acceptance.

2. Each Certificate of Commercial Acceptance shall have annexed to it a mutually agreed list of all outstanding items to be completed by the Seller.

3. Omitted

4. When the outstanding items referenced in Article 9(D)(3) above have been remedied, and the System otherwise Ready for Provisional Acceptance, the Purchaser will promptly issue a Certificate of Provisional Acceptance.

5. The issuance of a Certificate of Commercial Acceptance with respect to the System shall in no way relieve the Seller from its obligation to provide a System conforming with the Performance Requirements at the time of the issuance of a Certificate of Commercial Acceptance.

E. Final Acceptance

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1. At the conclusion of the system working to Performance Requirements for ninety (90) consecutive days, Seller shall issue Purchaser a Final Commissioning Report. Within thirty (30) days of the date of receipt by Purchaser and Licensed Engineer of a Final Commissioning Report, the Purchaser shall issue a Certificate of Final Acceptance or reject such Report (System has been working to Performance Requirements for ninety 90 consecutive days). If the Purchaser neither issues a Certificate of Final Acceptance nor rejects such Report within such thirty (30) day period, then the Date of Final Acceptance of the System shall be deemed to be the date such Final Commissioning Report was received by the Purchaser.

F. Title and Risk of Loss

1. If the Purchaser, in its sole discretion, chooses to accept a Segment prior to accepting the System, then upon (i) payment of all amounts listed in the Draw Schedule with respect to a Segment and (ii) the issuance of a Certificate of Commercial Acceptance or a Certificate of Provisional Acceptance with respect to such Segment by the Purchaser in accordance with this Contract, title (free and clear of all liens other than those deriving through or from the Purchaser) to such Segment shall vest in the Purchaser.

2. Upon (i) payment of all amounts listed in the Draw Schedule with respect to the System and (ii) the issuance of a Certificate of Commercial Acceptance or a Certificate of Provisional Acceptance with respect to the System by the Purchaser in accordance with this Contract, title (free and clear of all liens other than those deriving through or from the Purchaser) to the System shall vest in the Purchaser.

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ARTICLE 10

WARRANTY

A. The Seller warrants that the System including its spares, shall be free from defects in materials, supplies, workmanship and design for a period of 10 years commencing from the Date of Final Acceptance of the System.

1. During the Warranty Period for the System, the Seller shall make good, by repair or replacement, at its sole option and at its sole cost and expense, any defects in the System including any spares, which may become apparent or be discovered due to imperfect workmanship, faulty design or faulty material supplied by the Seller, or any act, neglect or omission on the Seller’s part.

(a) If at any time within the Warranty Period for a System Upgrade any defect occurs which causes the System to fail to meet its overall Performance Requirements, the Seller shall repair or replace such part or parts at no cost to Purchaser. In making such repairs, Seller may make changes to the System, or substitute equipment of later or comparable design, provided the changes, modifications, or substitutions under normal and proper use do not cause them to fail to meet the Performance Requirements.

(b) The Seller shall use commercially reasonable efforts to minimize the period of time that any Segment or the System is out of service for testing and repair. The Purchaser agrees to cooperate with the Seller to facilitate the Seller's repair activity.

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(c) It is understood that if there is a problem on the System, the Seller will immediately dispatch the maintenance authority to effect repairs.

(i) The Seller shall be given advance notice and be entitled to have a representative on site to observe the repairs and shall be given the earliest possible notice of any such repair.

(ii) Subject to the foregoing and to Article 10(B), any repair by the Purchaser shall not in any way diminish the Seller's obligation under the warranty. Any equipment discovered to be defective or faulty and recovered during a warranty repair shall be returned to the Seller at its request at no cost to Purchaser.

(d) In the event that the Seller fails to make the repair within a commercially reasonable timeframe or to make commercially reasonable efforts to minimize the period of time that the System is out of service for repair, the Purchaser may repair the System and Seller shall reimburse the Purchaser for repair costs and, with respect to any such repair relating to a defect identified in good faith by Purchaser in writing.

(i) The Seller shall be given advance notice and be entitled to have a representative on site to observe on site and shall be given the earliest possible notice of any such repair.

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(ii) Subject to the foregoing, any repair by the Purchaser shall not in any way diminish the Seller's obligation under the warranty. Any equipment discovered to be defective or faulty and recovered during a warranty repair shall be returned to the Seller at its request.

2. The Seller shall effectuate all warranty repairs of the System and shall supply all necessary repair materials. However, the Seller may use, with the consent of the Purchaser, which shall not be unreasonably withheld, the materials needed to effectuate a repair from the Purchaser's available spare materials. The Seller shall promptly replace in kind such materials supplied from the Purchaser's spare materials. The replacement of or reimbursement for such materials shall be made at a time mutually agreed to by the Purchaser and the Seller.

3. The Seller warrants that services furnished hereunder will be performed in a good and workmanlike manner using materials free from defects except when such materials are provided by the Purchaser (it being understood that all materials arranged for directly by Seller, whether or not purchased in the name of Purchaser, are not materials provided by the Purchaser). If such services prove to be not so performed and Purchaser notifies the Seller within six (6) months from the completion of the service, the Seller will promptly correct the defect.

4. Any part, which replaces a defective part during the applicable Warranty Period, shall be subject to the remaining Warranty Period of the part that was replaced. However, the Warranty Period shall never exceed 10 years from the Date of Final Acceptance of the System.

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B. The warranties provided above in Articles 10(A) and (B) by the Seller shall not apply to defects or failures of performance, which result from damage caused by acts or omissions of the Purchaser or its agents, employees or representatives or third parties (other than the Seller), or which result from modifications, misuse, neglect, accident or abuse, repair, storage or maintenance by other than the Seller or its agents or, use in a manner not in accordance with the System Description, Operating Manuals, or other causes set forth in Article 12 (Purchaser's Obligations) or Article 17 (Force Majeure).

C. The foregoing warranty is exclusive and is in lieu of all other express and implied warranties including, but not limited to, warranties of merchantability and fitness for a particular purpose, which are specifically disclaimed.

D. The Seller shall, in accordance with its normal operating practices, investigate any defective part or parts repaired or replaced pursuant to this Article 10 to determine the type of defect and the cause of failure of the part or parts. The Seller shall provide a written report to the Purchaser on the results of the investigation, if any.

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ARTICLE 11

SELLER SUPPORT

A. As per the Operating and Maintenance Contract, for a the period set forth in the Operating and Maintenance Agreement, the Seller will make available to the Purchaser replacement parts and repair service for the System as may be reasonably necessary for its operation, maintenance or repair, with exception of the composite alloy rods. Where identical parts cannot be supplied, the Seller shall provide fully compatible parts with characteristics equal or superior to those originally provided by the Seller. Such parts and services shall be provided under commercially reasonable conditions of price and delivery as set forth in more detail in the Operating/Maintenance Contract.

B. Notwithstanding Article 11(A), if for any reason the Seller or Seller's suppliers intend to cease or ceases manufacturing or having manufactured identical or fully compatible replacement parts, the Seller shall use reasonable efforts to give one year's prior written notice to the Purchaser to allow the Purchaser to order from the Seller any required replacement parts and shall provide full details of the arrangements to provide equivalents.

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ARTICLE 12

PURCHASER'S OBLIGATIONS

A. Purchaser agrees to pay all amounts payable by it when due under this Contract and Draw Schedule to perform all of its other obligations under this Contract.

B. If any loss, damage, delay or failure of performance of the System or a System Upgrade results from the Purchaser's failure to perform its obligations under this Contract and results in an increase in the costs of performance or the time required for performance of any of the Seller's duties or obligations under this Contract, the Seller shall be entitled, as appropriate, to (i) an equitable adjustment in the Contract Price, (ii) an equitable extension of time for completion of its Work, (iii) reimbursement for all such additional costs incurred, and (iv) to the extent necessary in light of Purchaser's failure and the adjustments made in accordance with clauses (i), (ii) and (iii) above, an equitable adjustment of the Work.

1. The Seller shall inform the Purchaser promptly of any occurrence covered under this Article 12(C), and shall use reasonable efforts to minimize any such additional costs or delay.

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2. The Seller shall promptly provide to the Purchaser an estimate of the anticipated additional costs and time required to complete the Work and request relief from contractual obligations or duties, as appropriate. Purchaser shall, upon notification, make advance payment to Seller for the estimated amount of anticipated additional costs; provided that Purchaser may deposit such amount into the Dispute Account and Article 5(C)(5) shall apply. Seller shall without limiting Purchaser's obligations in the foregoing sentence, discuss such costs with Purchaser upon Purchaser's request.

3. As soon as reasonably practicable after the actual costs become known to the Seller, the Seller shall provide a statement of such actual costs to the Purchaser.

4. If the estimated amount is greater than the amount of actual costs, then the Seller shall reimburse the Purchaser. If the amount of actual costs incurred is greater than the estimated amount, then the Purchaser shall reimburse the Seller for any shortfall in accordance with Article 5 (Terms of Payment of Purchaser).

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ARTICLE 13

TERMINATION FOR DEFAULT

A. Either Party may, by written Notice of Termination for Default, immediately upon receipt or such later date as specified in the notice, terminate the whole or any part of this Contract in any one of the following circumstances (each an "Event of Default"):

1. In the case of the Purchaser, (a) if Seller materially fails to comply with the terms and conditions of this Contract and, if such failure occurs prior to the Date of Commercial Acceptance or the Date of Provisional Acceptance, it would not be reasonable to believe that the Seller will be able to provide the System which is Ready for Provisional Acceptance, within two hundred (200) days after the Scheduled Date of Final Acceptance as set forth in the Draw Schedule or (b) the Seller fails to cause the System to be Ready for Provisional Acceptance within two hundred (200) days after the Schedule Date of Final Acceptance as set forth in the Draw Schedule;

2. If the other Party defaults on any of its payment obligations and does not cure such default within a period of thirty (30) days (or such longer period as the non-breaching Party may authorize in writing) after receipt of written notice demanding cure (subject to dispute provisions);

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3. If the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

4. If an involuntary case or other proceeding shall be commenced against the other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty 60 days; or an order for relief shall be entered against the other Party.

B. If this Contract is terminated by the Purchaser as provided in Article 13(A), the Purchaser, in addition to any other rights provided in this Article and upon payment to Seller of all monies due and owing as set forth in Article 13(C) below, may require the Seller to transfer title and deliver to the Purchaser in the manner and to the extent directed by the Purchaser any completed part of the System, equipment, material or supplies, and such partially completed materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights (hereinafter collectively "Manufacturing Materials") as the Seller has had specifically produced or specifically acquired for the performance of such part of this Contract as has been terminated and which, if this Contract had been completed, would have been required to be furnished to

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the Purchaser; and the Seller shall, upon the direction of the Purchaser, protect and preserve property in the Seller's possession in which the Purchaser has an interest.

C. If the Contract is terminated by as provided in Article 13(A) if Purchaser as provided in Article 13(A) terminates the Contract, the Seller shall pay the total of:

1. the cost of settling and paying claims arising out of the termination of Work under the contracts and orders, as provided in Article 14(B)(3) below which are properly chargeable to the terminated portion of this Contract; and

2. the reasonable costs of settlement including accounting, legal, clerical and other expenses necessary for the preparation of settlement claims and supporting data with respect to the terminated portion of this Contract and for termination and settlement of contracts thereunder, together with reasonable storage, transportation and other costs incurred in connection with the protection, preservation and disposition of property proper to this Contract.

Additionally, if the Contract is terminated by Seller as provided in Article 13(A), the Purchaser shall pay the total of:

1. the cost of settling and paying claims arising out of the termination of Work under the contracts and orders, as provided in Article 14(B)(3) below which are properly chargeable to the terminated portion of this Contract; and

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2. the reasonable costs of settlement including accounting, legal, clerical and other expenses necessary for the preparation of settlement claims and supporting data with respect to the terminated portion of this Contract and for termination and settlement of contracts thereunder, together with reasonable storage, transportation and other costs incurred in connection with the protection, preservation and disposition of property proper to this Contract

D. Force Majeure events pursuant to Article 17 (Force Majeure) shall not constitute a default or provide a basis for termination under this Article.

E. Regardless of any termination of this Contract as provided in Article 13(A), neither Party shall be relieved from any liability for damages or otherwise which may have been incurred by reason of any breach of this Contract.

F. Without limitation to the foregoing, in the event that Purchaser terminates this Contract pursuant to Article 13(A), the Seller shall be liable to Purchaser (without duplication) for the total of all costs and expenses incurred by Purchaser in completing the Work or in correcting deficiencies in the Work to the extent that the payments made to Seller pursuant to this Contract, together with such costs and expenses, exceed the Contract Price.

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ARTICLE 14

PERFORMANCE OF WORK

A. Seller’s performance of work standards shall be in good and workmanlike manner in accordance with industry standards. The Performance of Work under this Contract may be terminated by the Purchaser in whole, or in part, for breach of material elements of this Agreement pursuant to the covenants herein. The Purchaser shall deliver to the Seller a written notice specifying the extent to which performance of Work under this Contract is terminated, and the date upon which such termination becomes effective (a "Notice of Termination"). Upon termination, the Purchaser will make payment to Seller of all monies due and owing as set forth in Article 14(D) below.

B. After receipt of such Notice of Termination, and except as otherwise directed by the Purchaser, the Seller shall:

1. Stop Work under this Contract on the date and to the extent specified in the Notice of Termination;

2. Place no further orders or contracts for materials, services or facilities except as may be necessary for completion of such portion of Work under this Contract as is not terminated;

3. Use reasonable efforts to terminate all orders and contracts to the extent that they relate to the performance of Work terminated by the Notice of Termination;

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4. Assign to the Purchaser, in the manner, at the time, and to the extent directed by the Purchaser, all of the Seller's rights, title and interest under the orders and contracts so terminated;

5. Use reasonable efforts to settle all outstanding liabilities and all claims arising out of such termination of orders and contracts, with the Purchaser's approval or ratification to the extent required;

6. Transfer title and deliver to the Purchaser in the manner, at the time and to the extent (if any) directed for the fabricated or un-fabricated System, parts, work in process, completed work, supplies and other material produced as a part of, or acquired in connection with, the performance of the Work terminated by the Notice of Termination;

7. Use reasonable efforts to sell, in the manner, at the time, to the extent and at the price or prices directed or authorized by the Purchaser, any property of the types referred to in Article 14(B)(6) above provided, however, that the Seller:

(a) shall not be required to extend credit to any buyer; and

(b) may acquire any such property under the conditions prescribed by and at a price approved by the Purchaser; and provided further that the net proceeds of any such transfer or disposition shall be applied in reduction of any payments to be made by the Purchaser to the Seller under this Contract or, if no such payments are due, paid in such other manner as the Purchaser may direct;

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8. Complete performance of such part of the Work which was not terminated by the Notice of Termination; and

9. Take such action as may be necessary, or as the Purchaser may reasonably direct, for the protection and preservation of the property related to this Contract which is in the Seller's possession and in which the Purchaser has acquired or may acquire an interest.

C. After such Notice of Termination, the Seller shall submit to the Purchaser a written termination claim. Such claim shall be submitted promptly, but, unless otherwise extended, in no event later than six months from the effective date of termination.

D. In the settlement of any such partial or total termination claim, the Purchaser shall pay to the Seller the total of:

1. all amounts properly invoiced in accordance with the terminated portions of the Contract plus, for Work or Supplies which have been done or provided but which have not been invoiced, an amount calculated by reference to the prices set forth in the Provisioning Schedule/Draw Schedule and to the amount of such Work or Supplies done or provided, all properly charged under the terminated portions of the Contract;

2. the cost of settling and paying claims arising out of the termination of Work under the contracts in orders, as provided in Article 14(D) below which are properly chargeable to the terminated portion of this Contract; and

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3. the reasonable costs of settlement including accounting, legal, clerical and other expenses necessary for the preparation of settlement claims and supporting data with respect to the terminated portion of this Contract and for termination and settlement of contracts thereunder, together with reasonable storage, transportation and other costs incurred in connection with the protection and disposition of property proper to this Contract.

E. In arriving at the amount due to the Seller under this Article 14, all unliquidated payments made to the Seller, any liability which the Seller may have to the Purchaser, and the agreed price for, or the proceeds of sale of any materials, supplies or other things acquired by the Seller or sold, pursuant to the provisions of this Article 14, and not otherwise recovered by or credited to the Purchaser shall be deducted.

F. The Purchaser may, from time to time, under such terms and conditions as they prescribe approve partial payments and payments on account against costs incurred by the Seller in connection with the terminated portion of this Contract. If such payments total in excess of the amount finally agreed or determined to be due under this Article 14, such excess shall be refunded, upon demand, by the Seller to the Purchaser.

G. For a period of one year after final settlement under this Contract, the Seller shall preserve and make available to the Purchaser at reasonable times at the Seller's office, but without direct charge to the Purchaser, all supporting books, records and documents required to be kept relating to the terminated Work.

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ARTICLE 15

SUSPENSION

A. The Purchaser may, at its convenience, order the Seller to suspend all or part of the Work for such period of time as the Purchaser determines to be appropriate. If, as a result of such Suspension, the Seller incurs additional costs or losses in the discharge of its responsibilities under this Contract, and where such suspension, losses or costs are not caused by the Seller's act or omission and could not have been reasonably prevented by the Seller, the Seller shall be allowed an equitable adjustment to the Contract Price or the Provisioning Schedule in Appendix 1 and an equitable extension in the time required for performance.

B. Upon the occurrence of:

(i) an Event of Default by the Purchaser;

(ii) any transfer prior to the Date of Final Acceptance of any portion of the System except in accordance with Article 37; or

(iii) any supplement executed by a Transferee shall not be in full force and effect;

the Seller, in addition to any other rights provided in Article 13, may suspend performance of its obligations and all Work.

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C. Every forty-five (45) days, during the period of Suspension, the Parties shall meet formally and review the circumstances surrounding the Suspension including without limitation, the anticipated date of re-commencing Work.

D. Thereafter, if the Suspension continues for a total of one hundred and eighty (180) days, the Seller may terminate the Contract by notice to the Purchaser and the Contract shall be deemed to have been terminated by Purchaser, effective on the date of Seller's notice, in accordance with Article 13(A) and the remaining provisions of Article 13 shall apply.

ARTICLE 16

TITLE AND RISK OF LOSS

A. Except as provided in Article 18 (Intellectual Property), Article 20 (Safeguarding of Information and Technology) and Article 21 (Export Control), title to all Supplies provided by the Seller hereunder for incorporation in or attachment to a Segment shall pass to and vest in the Purchaser in accordance with Article 9 (Acceptance) free and clear of all liens, claims, charges and other encumbrances other than those deriving through Purchaser.

Risk of loss or damage to all Supplies provided by the Seller for incorporation in or attachment to such Segment shall pass to and vest in the Purchaser in accordance with Article 9 free and clear of all liens, claims, charges and other encumbrances other than those deriving through Purchaser. Upon termination of this Contract pursuant to Article 13 (Termination for Default) or 14 (Performance of Work), the Purchaser may require, upon full payment of all amounts due thereunder (provided that, without limiting Purchaser's obligation

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to make any such payment, if this Contract is terminated by Purchaser because of a Bankruptcy Event and full payment shall not be required prior to the transfer of title), that title to the equipment, materials and supplies, which has not previously passed to the Purchaser, pass to the Purchaser, free and clear of all liens, claims, charges and other encumbrances other than those deriving through Purchaser.

B. Upon the passage of title in accordance with the terms of Article 13 (except a transfer described in the provision of the last sentence of Article 16(A)), the Seller warrants that all parts, materials, and equipment to which title has passed will be free and clear of all liens, claims, charges and other encumbrances other than those deriving through the Purchaser.

ARTICLE 17

FORCE MAJEURE

A. The Seller shall not be responsible for any loss, damage, delay or failure of performance resulting directly or indirectly from any cause which is beyond its reasonable control ("Force Majeure"), including but not limited to: delay in obtaining or failure to obtain any Permits (subject to the provisions of Article 7(D)); acts of God or of the public enemy; acts or failure to act of any governmental authority; war or warlike operations, civil war or commotion, mobilizations or military call-up, and acts of similar nature; revolution, rebellions, sabotage, and insurrections or riots; fires, floods, epidemics, quarantine restrictions; strikes, and other labor actions; freight embargoes; unworkable weather; acts or omissions of transporters; or the acts or failure to act of any of the Purchaser, of its representatives or agents, provided that (i) a loss by Seller of employees (other than by reasons of Force Majeure),

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(ii) strikes and other labor actions involving the Seller's own work force, (iii) the first 5 days of unworkable weather (unless any such day occurs during the 30 days immediately preceding the then Scheduled Finish Date), (iv) the failure (other than by reason of force majeure) of any subcontractor, supplier or transporter to perform its obligations to Seller (including on account of insolvency) unless such supplies or transportation or other services are generally unavailable in the marketplace, or (v) the unavailability of any raw materials or components, unless such raw materials or components are generally unavailable in the marketplace or are unavailable by reason of force majeure.

B. If any such Force Majeure causes an increase in the time or costs required for performance of any of its duties or obligations, the Seller shall be entitled to an equitable extension of time for completion of the Work, but not any adjustment in the Contract Price nor any reimbursement for any such additional costs incurred unless such additional costs are a direct consequence of Purchaser's acts.

C. Increase in cost due to Purchaser will be as provided for in Article 12, Purchaser's Obligations.

D. The Seller shall inform the Purchaser promptly with written notification, and in all cases within fourteen (14) days of discovery and knowledge, of any occurrence covered under this Article and shall use its reasonable efforts to minimize such additional delays. The Seller shall promptly provide an estimate of the anticipated time required to complete the Work. Seller shall be entitled to an equitable extension of time resulting from the Force Majeure condition.

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E. Within thirty (30) days of receipt of such a notice from Seller, the Purchaser and the Licensed Engineer may provide a written response. The absence of a response shall be deemed as acceptance of Seller's notice and request for additional time.

F. If a Force Majeure continues for a total of two hundred (200) days, either Party may terminate the Contract by notice to the other and the Contract shall be deemed to have been terminated by Purchaser, effective on the date of the terminating Party's notice, in accordance with Article 14(A) and the remaining provisions of Article 14 shall apply to such termination.

G. Every 45 days during the period of Force Majeure, the Parties shall meet and review the circumstances surrounding the Force Majeure, including, without limitation, the anticipated date of recommencing work.

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ARTICLE 18

INTELLECTUAL PROPERTY

A. Ownership

Subject to the terms of the Licensing Agreement, all right, title, and interest in and to all Intellectual Property created or developed specifically for this Contract by Seller in the course of its performance under this Contract (the "Project Intellectual Property") is and shall remain the sole property of Seller. Additionally, all right, title and interest in and to all Intellectual Property created or developed by Seller before commencing its performance under this Contract, or created or developed by Seller exclusively in connection with activities other than its performance under this Contract or in the course of the Work but is not Project Intellectual Property (collectively, the "Seller Intellectual Property"), is and shall remain the sole property of Seller. Unless otherwise expressed in this Contract, no license, other than as set forth in the Licensing Agreement, is implied or granted herein to Purchaser to any Seller Intellectual Property by virtue of this Contract, nor by the transmittal or disclosure of any such Seller Intellectual Property to Purchaser. Any Seller Intellectual Property disclosed, furnished, or conveyed to Purchaser that is marked as "Proprietary" or "Confidential" (or if transmitted orally is identified as being proprietary or confidential in a subsequent writing) shall be treated in accordance with the provisions of Article 20 (Safeguarding of Information and Technology). As used herein, "Intellectual Property" means any information, computer or other apparatus programs, software, specifications, drawings, designs, sketches, tools, market research or operating data, prototypes, records, documentation, works of authorship or other creative works, ideas, concepts, methods, inventions, discoveries, improvements, adaptations to existing IP, or other business, financial and/or technical information (whether or not

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protectable or registrable under any applicable intellectual property law).

B. Licenses

Seller shall furnish to Purchaser, upon the transfer of title to any portion of the System or a System Upgrade pursuant to Article 9, copies of technical information, specifications, drawings, designs, sketches, tools, operating data, records, documentation and/or other types of engineering or technical data or information relating to the operation, maintenance or repair of each item of such portion of the System or System Upgrade as delivered by Seller (the "Deliverable Technical Material"). Seller grants to Purchaser a perpetual, royalty-free, non-transferable (except under the circumstances specified in Article 18(E) below) license to use all Seller Intellectual Property included in or necessary to use the Deliverable Technical Materials, for the purposes of fulfilling Purchaser's rights under this Contract and using, operating or maintaining the System (as upgraded by any System Upgrades) supplied by Seller, with the right to employ third parties (under appropriate written obligations respecting confidentiality) to assist Purchaser in fulfilling its rights under this Contract and in using, operating or maintaining the System Seller grants to Purchaser a perpetual, royalty-free, nontransferable (except under the circumstances specified in Article 18(F) below) license to use those portions of Deliverable Technical Materials owned or controlled by third parties (but only to the extent of any rights which may have been granted to Seller by such third parties), for the purpose of fulfilling Purchaser's rights under this Contract and using, operating or maintaining the System supplied by Seller, with the right to employ third parties (under appropriate written obligations respecting confidentiality) to assist Purchaser in fulfilling its obligations under this Contract and in using, operating or maintaining the System, but with no right to sublicense.

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C. TRADEMARKS, TRADENAMES, ETC.

No rights are granted herein to either Party to use any identification (such as, but not limited to tradenames, trademarks, service marks or symbols, and abbreviations, contractions, or simulations thereof) owned or used by the other Party or its affiliates to identify itself, its affiliates or any of its products or services. Each Party agrees that it will not, without the prior written permission of the other Party, use such identification in advertising, publicity, packaging, labeling, or in any other manner to identify itself or any of its products, services, or organizations, or represent directly or indirectly that any product, service, or organization of it is a product, service, or organization of the other Party or its affiliates, or that any product or service of a Party is made in accordance with or utilizes any Intellectual Property belonging to the other Party or its affiliates.

D. DISCLAIMER, LIMITATION OF LIABILITY

SELLER REPRESENTS THAT ANY INFORMATION OR INTELLECTUAL PROPERTY FURNISHED IN CONNECTION WITH THIS CONTRACT SHALL BE TRUE AND ACCURATE TO THE BEST OF ITS KNOWLEDGE AND BELIEF, BUT SELLER SHALL NOT BE HELD TO ANY LIABILITY FOR UNINTENTIONAL ERRORS OR OMISSIONS THEREIN.

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E. REPRESENTATIONS AND WARRANTIES

Seller represents and warrants, to the best of its knowledge at the time of delivery, (i) that the Deliverable Technical Materials to be furnished by Seller under this Contract will not infringe any rights in Intellectual Property belonging to any third party, (ii) that Seller has all necessary rights to furnish such Deliverable Technical Materials Purchaser for use by Purchaser in accordance with the terms of this Contract, and (iii) that Purchaser's use of such Deliverable Technical Materials for the purposes contemplated in this Contract will not, by itself, cause Purchaser to incur any liability to any third party with respect to Purchaser's use thereof in accordance with the provisions of this Contract.

F. Transferability

The licenses granted to Purchaser by Seller in the Deliverable Technical Materials are personal and non-transferable, except that Purchaser may assign or transfer such licenses to an affiliated entity under common control with the Purchaser or to any entity succeeding to Purchaser's entire interest in the System (as upgraded by any System Upgrades) as a result of reorganization or restructuring of the Purchaser or in the event of a change of control of the Purchaser.

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ARTICLE 19

INFRINGEMENT

A. The Seller agrees to defend or settle at its own expense all suits for infringement of any patent, copyright, trademark or other form of intellectual property right in any country of the world, for the use and operation of the System as supplied by Seller and for any component part thereof or material or equipment used therein (or the manufacture of any material or the normal use thereof) provided by the Seller or on its behalf pursuant to this Contract and will hold the Purchaser harmless from all expense of defending any such suit and all payments for final judgment assessed on account of such infringement, except such infringement or claim arising from:

1. The Seller's adherence to the Purchaser's directions in the design and configuration of the System contrary to Seller’s recommendation or to use materials, parts or equipment of the Purchaser's selection; or

2. Such material, parts or equipment furnished to the Seller by the Purchaser, other than in each case, items of the Seller's design or selection or the same as any of the Seller's commercial merchandise or in processes or machines of the Seller's design or selection used in the manufacture of such standard products or parts; or

3. Purchaser’s use of the System or the materials, parts or equipment furnished by Seller other than for the purposes indicated in, or reasonably to be inferred from, this Contract or in conjunction with other products; or

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4. Purchaser’s modification of the System or the materials, parts or equipment furnished by the Seller, or the connection of the System to another system by any person or entity other than Seller, without prior expressed written approval by Seller.

B. The Purchaser will, at its own expense, defend all suits against the Seller for such excepted infringement and hold the Seller harmless from all expense of defending any such suit and from all payments by final judgment assessed against the Seller on account of such excepted infringement.

C. The Seller and the Purchaser agree to give each other prompt written notice of claims and suits for infringement, full opportunity and authority to assume the sole defense, including appeals and, upon request and at its own expense, the other agrees to furnish all information and assistance available to it for such defense.

D. If all or any portion of the System or any material, part or equipment provided by the Seller or on its behalf is held to constitute an infringement (excluding such excepted infringements specified in Article 19(A)) and is subject to an injunction restraining its use or any order providing for its delivery up to or destruction, or if in respect of any such claim of infringement the Seller deems it advisable to do so, the Seller shall at its own expense either:

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1. Procure for the Purchaser the right to retain and continue to use the System, the affected portion thereof, or any such material, part or equipment without interruption for the Purchaser;

2. Replace or modify the System, the affected portion thereof, or any material, part or equipment so that it becomes non-infringing while continuing to meet the Performance Requirements or

3. If the remedies specified in Articles 19(D)(1) and 19(D)(2) are not feasible, refund to the Purchaser the full purchase price paid for the System, the affected portion thereof, or any material, part or equipment found to be infringing.

E. In no event shall the Purchaser make any admission or settle any claim in relation with any claim for infringement without Seller's consent.

ARTICLE 20

SAFEGUARDING OF INFORMATION AND TECHNOLOGY

A. In performance of this Contract, it may be mutually advantageous to the Parties hereto to share certain specifications, designs, plans, drawings, software, market research or operating data, prototypes, or other business, financial, and or/technical information related to products, services, or systems which are proprietary to the disclosing Party or its affiliates (together with this Contract and related documents, "Information"). The Parties recognize and agree that Information includes information that was supplied in contemplation hereof prior to execution of this Contract, and further agree that Information includes information in both tangible and intangible form.

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B. Unless such Information was previously known to the Party receiving such Information free of any obligation to keep it confidential, or such Information has been or is subsequently made public through other than unauthorized disclosure by the receiving Party or is independently developed by the receiving Party (as documented by the records of the receiving Party), it shall be kept confidential by the Party receiving such Information, shall be used only in the performance of this Contract, and may not be used for any other purposes except upon such terms as may be agreed upon in writing by the Party owning such Information. Except as provided in the prior sentence, the receiving Party may disclose such Information to other persons, upon the furnishing Party's prior written authorization, but solely to perform acts which this Article expressly authorizes the receiving Party to perform itself and further provided such other person agrees in writing (a copy of which writing will be provided to the furnishing Party at its request) to the same conditions respecting disclosure and use of Information contained in this Article and to any other reasonable conditions requested by the furnishing Party. Nothing herein shall prevent a Party from disclosing Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of, or pursuant to any regulation of, any regulatory agency or authority, (c) to the extent reasonably required in connection with the exercise of any remedy hereunder and (d) to a Party's legal counsel or independent auditors.

C. The Purchaser may disclose Information to its lenders and their representatives in connection with obtaining financing for the System, provided that each such lender or their representative enters into a confidentiality agreement containing terms and conditions similar to those in this Contract. Any such disclosure of Information shall be subject to the restrictions in Article 20(B).

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ARTICLE 21

EXPORT CONTROL

The Parties acknowledge that any products, software, and technical information (including, but not limited to, services and training) provided by either Party under this Contract are or may be subject to export laws and regulations of the United States and the destination country(ies) and any use or transfer of such products, software and technical information must be authorized under those Laws. The Parties agree that they will not use, distribute, transfer or transmit the products, software or technical information (even if incorporated into other products) except in compliance with export Laws. If requested by either Party, the other Party agrees to sign all necessary export- related documents as may be required to comply with export Laws.

ARTICLE 22

LIQUIDATED DAMAGES

A. If the System is not Ready for Commercial Acceptance or Provisional Acceptance by the Scheduled Finish Date, as it may have been extended under:

1. Article 6 (Contract Variations);

2. Article 17 (Force Majeure); or

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3. Article 15 (Suspension); or

4. Other arrangements as agreed in writing between the Purchaser and the Seller;

then Seller shall pay to Purchaser for each day of delay, for up to two hundred days, by way of pre-estimated and liquidated damages for the delay and not as a penalty, an amount equal to $5,000.00 of the Initial Contract Price for the System.

ARTICLE 23

LIMITATION OF LIABILITY/INDEMNIFICATION

A. NOTWITHSTANDING ANY OTHER PROVISION IN THIS CONTRACT, AND IRRESPECTIVE OF ANY FAULT, NEGLIGENCE OR GROSS NEGLIGENCE OF ANY KIND, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, RELIANCE OR SPECIAL (INCLUDING PUNITIVE) DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE, LOSS OF BUSINESS OPPORTUNITY OR THE COSTS ASSOCIATED WITH THE USE OF RESTORATION FACILITIES RESULTING FROM ITS FAILURE TO PERFORM PURSUANT TO THE TERMS AND CONDITIONS OF THIS CONTRACT.

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B. EXCEPT AS SET FORTH BELOW IN THE LAST TWO SENTENCES OF THIS ARTICLE 23(B), THE SELLER'S MAXIMUM AGGREGATE LIABILITY, WHETHER IN TORT, CONTRACT OR OTHERWISE CLAIMS RELATING TO SYSTEM UPGRADES, SHALL NOT EXCEED THE INITIAL CONTRACT PRICE. THE FOREGOING LIMITATION SHALL NOT APPLY TO CLAIMS UNDER ARTICLES 19(A) AND 23(C).

C. Seller, at its expense, shall defend, indemnify and hold harmless Purchaser, its agents, sub-contractors and employees against any and all claims, demands, and judgments for losses due to any act or omission, arising out of, or in connection with this Contract or, prior to risk of loss passing to Purchaser, the operation and maintenance of the System, to the extent such losses were caused by the negligence or willful misconduct of the Seller, its sub-contractors, employees or agents. The defense, indemnification and save harmless obligation is specifically conditioned on the following: (i) Purchaser providing prompt notification in writing of any such claim or demand when it obtains Actual Knowledge thereof, unless such failure shall not have materially impaired Seller's ability to defend against such claim; (ii) Seller having control of the defense of any such action, claim or demand and of all negotiations for its settlement or compromise and shall reasonably prosecute such defense; and (iii) Purchaser cooperating, at Seller's expense, in a reasonable way to facilitate the defense of such claim or demand or the negotiations for its settlement.

D. Purchaser, at its expense, shall defend, indemnify and hold harmless Seller, its agents, sub-contractors and employees against any and all claims, demands, and judgments for losses due to any act or omission, arising out of, or in connection with this Contract or, after risk of loss passes to Purchaser, the operation or maintenance of the System, to the extent such losses were caused by the negligence or willful misconduct of the Purchaser, its sub-contractors, employees or agents (other than Seller). The defense, indemnification and save

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harmless obligation is specifically conditioned on the following (i) Seller providing prompt notification in writing of any such claim or demand when it obtains Actual Knowledge thereof, unless such failure shall not have materially impaired Purchaser's ability to defend against such claim and shall reasonably prosecute such defense; (ii) Purchaser having control of the defense of any such action, claim or demand and of all negotiations for its settlement or compromise; and (iii) Seller cooperating, at Purchaser's expense, in a reasonable way to facilitate the defense of such claim or demand or the negotiations for its settlement.

ARTICLE 24

COUNTERPARTS

This Contract may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

ARTICLE 25

DESIGN AND PERFORMANCE RESPONSIBILITY

A. The Seller shall be solely responsible for the design of and for all details of the System and for the adequacy thereof.

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B. The Seller's responsibility for design of the System shall not in any way be diminished nor shall the Seller's design approach be restricted or limited by the Purchaser's acceptance of the Seller's guidance or recommendations as to engineering standards and design specifications, or by the Purchaser's suggestions or recommendations on any aspect of the design.

C. Purchaser shall use reasonable efforts in assisting the Seller to obtain in a timely manner accurate information required for the Seller to perform the Work and the Upgrade Work, which Seller cannot expeditiously and cost-effectively obtain from any source other than the Purchaser.

ARTICLE 26

PRODUCT CHANGES

The Seller may at any time make changes to the System furnished pursuant to this Contract, or modify the drawings and published specifications relating thereto, or substitute equipment of later design, provided the changes, modifications, or substitutions under normal and proper use do not impact upon the form, fit, expected life or function of the System as provided in the System Performance Requirements.

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ARTICLE 27

RISK AND INSURANCE

A. The Seller shall at all times maintain, and upon request, the Seller shall furnish the Purchaser with certificates, or other reasonable evidence, that Seller maintains, the following insurance or has adequate self-insurance (other than as required to comply with any statutory insurance requirements):

1. Workmen's Compensation and Employers Liability Insurance (with a limit of not less $1,000,000 for any one incident or series of incidents arising from one event or such higher limit as may be required by the laws of any jurisdiction) covering the officers and employees of the Seller for all compensation or other benefits required of the Seller by the laws of any nation or political sub-division thereof to which the Seller and its operations under this Contract are subject in respect of injury of death of any such employee.

2. Comprehensive General Public Liability Insurance, covering personal injury and/or property damage, with combined single limits of not less than $2,000,000 for injury or death of any persons or loss of or damage to property resulting from any one accident.

3. All Risk Insurance in respect of all property of Seller, its respective officers, agents and employees connected with the performance of the Work against all loss or damage from whatever cause.

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The Comprehensive General Liability Insurance required pursuant to Article 27(A)(2) above, shall include Contractual Liability Coverage, which shall specifically apply to the obligations assumed by the Seller under the Terms and Conditions of this Contract as required by law.

B.

1. All the foregoing insurances shall be effected with a creditworthy insurer and shall be endorsed to provide Purchaser with at least thirty (30) days prior written notice of cancellation or material change.

2. All the foregoing insurances shall name Purchaser and its lenders as an additional insured as to operations hereunder, in which event the Seller's insurance shall be primary to any insurance carried by Purchaser.

3. The limits specified herein are minimum requirements and shall not be construed in any way as limits of liability or as constituting acceptance by Purchaser of such responsibility for financial liabilities in excess of such limits. The Seller shall bear all deductibles applicable to any insurance.

4. If it is judicially determined that the monetary limits of insurance required hereunder or of any indemnity voluntarily assumed under the Terms and Conditions of this Contact which the Seller agrees will be supported either by available liability insurance or voluntarily self-insured, in part or whole, exceeds the maximum limits permitted under applicable law, it is agreed that said insurance requirements or indemnity shall automatically be amended to

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conform to the maximum monetary limits permitted under such law.

5. Seller shall take reasonable steps to provide that any sub-contractor engaged by it has in effect or will effect Employer's Liability, Workmen's Compensation, and Indemnity insurances and any other insurances required by law, together with such other insurances as the Seller may consider necessary.

6. If the Seller fails to effect or keep in force any of the insurances required under this Contract, Purchaser may effect and keep in force any such insurances and pay such premiums as may be necessary for that purpose and from time to time deduct the amount so paid by Purchaser from any money due or which may become due to the Seller hereunder or recover the same as a debt due from the Seller, provided that Purchaser is not in Default.

7. Each Party shall give the other prompt notification of any claim with respect to any of the insurances to be provided hereunder, accompanied by full details giving rise to such claim. Each Party shall afford the other all such assistance as may be required for the preparation and negotiation of insurance claims.

8. Seller shall report to Purchaser as soon as practicable all accidents or occurrences resulting in injuries to Seller's employees or third parties, or damage to property of third parties, arising out of or during the course of services for Purchaser by Seller.

C. The Seller may organize such levels of deductibles, excesses and self-insurance as it considers appropriate and which are within prudent industry standards.

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D. The insurance requirements of this Article 27 will remain in place with respect to each System and will not in any way be diminished or reduced until the transfer of title and risk of loss shall have passed to Purchaser of such System even in the event of the sale of substantially all the assets of the Seller by way of a merger, consolidation or sale of assets.

ARTICLE 28

PLANT AND WORK RULES

Employees and agents of each Party shall, while on the premises of the other or its sub-contractors comply with all plant rules and governmental regulations.

ARTICLE 29

[Intentionally Omitted]

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ARTICLE 30

QUALITY ASSURANCE

All equipment, material and supplies provided under this Contract shall be inspected and tested by representatives designated by the Seller to the extent reasonably practical to assure that the quality of the equipment, materials and supplies being incorporated are sufficient to realize the System Performance Requirements. The inspection and test program established for such equipment, materials and supplies shall be consistent with commercial practices normally employed by the Seller in the construction of Plasmafication™ Elemental Recycling plasma systems. The foregoing shall not be construed as limiting any of the Seller's obligations under this Contract.

ARTICLE 31

DOCUMENTATION

The Seller shall furnish to the Purchaser one copy of the standard documentation in the English language for the System provided hereunder. Such documentation shall be provided prior to the Acceptance testing. Additional copies of the documentation are available at additional cost.

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ARTICLE 32

TRAINING

The Seller will provide, as part of the Initial Contract Price, until the Date of Final Acceptance, any and all training necessary for the operation and routine maintenance of the System (As per Service/Maintenance Contract).

ARTICLE 33

SETTLEMENT OF DISPUTES/LITIGATION

A. The Parties shall endeavor to settle amicably by mutual discussions any disputes, differences, or claims whatsoever related to this Contract.

B. The parties express the intention that all disputes in connection with this Agreement and the execution hereunder shall be settled through friendly negotiations. In the event that, in the view of either party, no settlement can be reached through friendly negotiations, resolution shall be pursued through a court of competent jurisdiction. That the parties agree that if litigation is invoked by either party, the litigation shall be held in the State of Florida, more specifically the 11th District Circuit Court of Miami. In the event any action is brought to enforce this Agreement, the prevailing party shall be entitled to recover its costs of enforcement including without limitation, attorney’s fees and court costs.

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Inadequate Legal Remedy: Both parties understand and acknowledge that violation of their respective covenants and Agreements may cause the other irreparable harm and damage, that may not be recovered at law and each agrees that the other’s remedies for beach may be in equity by way of injunctive relief as well as for damages and any other relief, available to the non-breaching party, whether in law or in equity.

C. Each Party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of US District Court, Southern District of Florida Court of Miami in any action or proceeding arising out of or relating to this Contract, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such Florida Court. Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of the place of residence or domicile of either Party. The Seller hereby irrevocably and unconditionally appoints Plasmafication Technologies Holdings, with an office on the date hereof at 201 S. Biscayne Blvd. Suite 2800 Floor, Miami, Florida, 33131 as its agent to receive on behalf of the Seller and its respective property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding in any such Federal Court. Seller also irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such Federal court sitting in The City of Miami by mailing of copies of such process to the Seller, as the case may be, by certified or registered air mail at its address referred to in Article 35 of this Contract. The Seller agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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ARTICLE 34

APPLICABLE LAW

This contract shall be construed and governed in accordance with the laws of the state of Florida, United States, excluding its conflicts of law provisions and excluding the convention for the international sale of goods.

ARTICLE 35

NOTICES

A. Any notices, consent, approval, or other communication pursuant to this Contract shall be in writing, in the English language, and shall be deemed to be duly given or served on a Party if sent to the Party at the address stipulated in Article 35(B) and if sent by any one of the following means only:

1. Sent by hand: Such communication shall be deemed to have been received on the day of delivery provided receipt of delivery is obtained.

2. Sent by facsimile: Such communication shall be deemed to have been received, under normal service conditions, twenty-four (24) hours following the time of dispatch or on confirmation by the receiving Party, whichever is earlier.

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3. Sent by overnight delivery, registered or certified mail: Such communication shall be deemed to have been received, under normal service conditions, on the day it was received or on the tenth day after it was dispatched, whichever is earlier.

B. For purposes of this Article, the names, addresses and fax numbers of the Parties are as detailed below. Any change to the name, address, and facsimile numbers may be made at any time by giving thirty (30) days prior written notice.

First Party: Plasmafication Technologies Holdings, LLC

201 S. Biscayne Blvd., Ste. 2800

Miami, Florida 33131

Attn: Tony Psomas, CFO.

Ph: (305) 909-6804

Fax: (305) 909-7833

Second Party: U S Precious Metals

176 Route 9 North

Suite 306

Marlboro, New Jersey 07728

Attn: Daniel H. Luciano, Counsel

Email: DHLuciano@Embarqmail.com

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Ph: (908) 832-5546

Fax: (847) 556-1456

ARTICLE 36

PUBLICITY AND CONFIDENTIALITY

A. No information relating to this Contract shall be released by either Party to any newspaper, magazine, journal or other written, oral or visual medium without the prior written approval of an authorized representative of the other Party; provided that, subject to Article 20 (Safeguarding of Information and Technology) and the following Article, this Article shall not restrict either Party from (i) responding to customary press inquiries or otherwise making public or private statements in the normal course of business, so long as consistent with a mutually agreed press-release, (ii) assisting in the obtaining of financing in accordance with Article 37(C), including the publication of a financial tombstone, or (iii) complying with its reporting requirements under federal securities laws.

B. This Contract and any non-public information, written or oral, with respect to this Contract, "Confidential Information", will be kept confidential and shall not be disclosed, in whole or in part, to any person other than affiliates, officers, directors, employees, agents or representatives of a Party (collectively, "Representatives") who need to know such Confidential Information for the purpose of negotiating and executing this Contract. Each Party agrees to inform each of its Representatives of the non-public nature of the Confidential Information and to direct such persons to treat such Confidential Information in accordance with the terms of this Article. Nothing herein shall prevent a Party from disclosing Confidential Information (a) upon the order of any court or administrative agency, (b) upon the request or demand

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of, or pursuant to any regulation of, any regulatory agency or authority, (c) to the extent reasonably required in connection with the exercise of any remedy hereunder, (d) to a Party's legal counsel or independent auditors, (e) prospective lenders to the Purchaser or Purchaser's parent or affiliate companies, and (f) to any actual or proposed assignee, per exception to non-assignability clause, of all or part of its rights hereunder provided that such actual or proposed assignee agrees in writing to be bound by the provisions of this Article.

ARTICLE 37

ASSIGNMENT; SUB-CONTRACTORS

A. Except as provided in this Article, Seller shall not assign or transfer to a third party this Contract or any right or interest under this Contract, nor delegate any work or obligation to be performed under this Contract ("Assignment"), without the other Party's prior written consent (This Agreement and any rights or obligations created herein are personal to the parties. Any attempted act in derogation of the foregoing shall be considered void. The obligations of Buyer are non-transferable). Nothing herein shall preclude a Party from employing a sub-contractor in carrying out its obligations under this Contract. A Party's use of such sub-contractor shall not release the Party from its obligations or liability (including warranties) under this Contract. If a proposed sub-contractor of major supplies, Seller shall obtain approval thereof from Purchaser, which approval shall not be unreasonably withheld.

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B. The Parties acknowledge that Purchaser may finance construction of the System on a "project finance" basis and that in connection therewith the financing parties will require that such financing be secured by certain assets of Purchaser (including but not limited to this Contract). The Purchaser may, in connection with any such project financing grant a collateral assignment of the

System and/or its rights and obligations under this Contract to any such financing parties, and in connection therewith, the Seller will execute and deliver a Consent, provided that Seller agrees to make such changes as may be reasonably requested by such financing parties and Purchaser, and such financing parties may transfer in accordance with such Consent.

C. The Purchaser has no right to neither assign any of its rights nor delegate any of its duties under this Contract to any other entity to whom all of Purchaser's rights and interests in the System have been transferred. If Purchaser contemplates effecting an assignment, and the Seller agrees to the execution of such assignment, it is expressly stated herein that Seller must agree in writing to such assignment. Purchaser shall not transfer any of its rights under this Contract or the System except in accordance with the foregoing, and additionally, Purchaser and Assignee must get Seller’s approval on Assignee’s ability to equally perform. Any assignment or transfer by Purchaser not expressly permitted by Article 37(C) shall be of no force and effect. Any assignment or transfer by Purchaser which results in any increase in costs or any loss, damage, delay or failure of performance shall constitute a Force Majeure, and, without limiting the applicability of Article 17 (Force Majeure), Purchaser shall be responsible for any increase in costs resulting therefrom.

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ARTICLE 38

RELATIONSHIP OF THE PARTIES

All work performed by a Party under this Contract shall be performed as an Independent Contractor/Seller and not as an agent of the other and no persons furnished by a Party shall be considered the employees or agents of the other. Each Party shall be responsible for its employees' compliance with all Laws while performing under this Contract. This Contract shall not form a joint venture or partnership between the Parties.

ARTICLE 39

SUCCESSORS BOUND

This Contract shall be binding on the Seller and the Purchaser and their respective successors and permitted assigns.

ARTICLE 40

ARTICLE CAPTIONS

The captions of the Articles do not form part of this Contract and shall not have any effect on the interpretation thereof.

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ARTICLE 41

SEVERABILITY

If any of the provisions of this Contract shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Contract, but rather the entire Contract shall be construed as if not containing the particular invalid or unenforceable provision or provisions and the rights and obligations of the Seller and the Purchaser shall be construed and enforced accordingly. In the event such invalid or unenforceable provision is an essential and material element of this Contract, the Parties shall promptly negotiate a replacement provision.

ARTICLE 42

SELLER

The Seller of the System shall be Plasmafication Technologies Holdings, LLC.

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ARTICLE 43

SURVIVAL OF OBLIGATIONS

The Parties' rights and obligations, which, by their nature would continue beyond the termination, cancellation or expiration of this Contract, including, but not limited to, those contained in Article 4(B) (Taxes, Levies and Duties) and Article 4(C) (Withholding Tax), Article 18 (Intellectual Property), Article 20 (Safeguarding of Information and Technology), Article 21 (Export Control) and Article 23 (Limitation of Liability/Indemnification) shall survive termination, cancellation or expiration hereof. Article 10 (Warranty) and Article 11 (Seller Support), shall survive termination, cancellation or expiration hereof, if and only if, this Contract is terminated by Purchaser pursuant to Article 13(A).

ARTICLE 44

NON-WAIVER

A waiver of any of the terms and conditions of this Contract, or the failure of either Party strictly to enforce any such term or condition, on one or more occasions shall not be construed as a waiver of the same or of any other term or condition of this Contract on any other occasion.

ARTICLE 45

LANGUAGE

This Contract has been executed in the English language and English will be the controlling language for interpretation of this Contract.

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ARTICLE 46

ENTIRE AGREEMENT

This Contract supersedes all prior oral or written understanding between the Parties and constitutes the entire agreement with respect to the subject matter herein. Such terms and conditions shall not be modified or amended except by a writing signed by authorized representatives of all Parties.

******

IN WITNESS WHEREOF, this Agreement has been signed in multiple originals for the benefit of each party to have an executed and signed original. In the absence of an original document to the contrary a facsimile, electronic copy or copy of this agreement shall serve as prima facia evidence of this Equipment Purchase and Sale Agreement.

Sign and Sealed:

/s/ Gennaro Pane /s/ Tony Psomas

_______________________________ __________________________

Genarro Pane, CEO Tony Psomas, CFO

U S Precious Metals, Inc. Plasmafication Technologies Holdings, LLC

Date Signed: January 30, 2014 Date Signed: January 30, 2014

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Appendix 1

DRAW SCHEDULE

A formal Draw Schedule will be prepared and agreed upon by the parties at a later date. At the present time, Purchaser intends to pay the $1,500,000 System down payment on or about 12 months from the date hereof. Thereafter, future payments will be set forth in the final Draw Schedule. Upon receipt of the stated down payment, Seller will commence with the construction of the System. It is anticipated that the required time to construct the System, absent any payment delays by Purchaser or any unforeseen events, is approximately 12 months.